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                                                                     Exhibit 5.1

                            Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C. 20004
                                 (202) 637-5600




                                January 30, 2001


Board of Directors
Host Marriott Corporation
10400 Fernwood Road
Bethesda, Maryland  20817


Ladies and Gentlemen:

     We are acting as counsel to Host Marriott Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission and relating to the issuance of up to 26,235 shares of the Company's common stock, par value $.01 per share (together with the Rights (as defined below), the "Shares"), and up to 26,235 associated preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement (as defined below), which may occur, at the election of the Company, in connection with the redemption of up to 26,235 units of limited partnership interest ("OP Units") of Host Marriott, L.P., a Delaware limited partnership (the "Partnership"), pursuant to the terms of the Partnership Agreement (as defined below). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.   An executed copy of the Registration Statement.

     2. The Articles of Amendment and Restatement of Articles of Incorporation of the Company (together with the Articles Supplementary (as defined below), the "Articles of Incorporation"), as certified by the Maryland State Department of Assessments and Taxation ("SDAT") on December 19, 2000 and the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

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Board of Directors
Host Marriott Corporation
January 30, 2001
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          3.   Articles Supplementary to the Articles of Amendment and
               Restatement of Articles of Incorporation of the Company (the "Articles Supplementary"), as certified by the SDAT on December 19, 2000 and the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

          4. The Certificate of Limited Partnership of the Partnership, as amended, as certified by the Secretary of State of the State of Delaware on December 15, 2000 and the Assistant Secretary of the Company, as general partner of the Partnership, on the date hereof, as being complete, accurate and in effect.

          5. The Bylaws of the Company dated as of December 29, 1999, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

          6. An executed copy of the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 30, 1998, as amended (the "Partnership Agreement"), as certified by the Assistant Secretary of the Company, as general partner of the Partnership, on the date hereof, as being complete, accurate and in effect.

          7. An executed copy of the Rights Agreement dated as of November 23, 1998 between the Company and Bank of New York, as rights agent (the "Rights Agent"), and Amendment No. 1 to Rights Agreement dated as of December 18, 1998 between the Company and the Rights Agent (collectively, the "Rights Agreement").

          8. Certain resolutions of the Board of Directors of the Company adopted at a meeting of the Board held on February 25, 2000, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of the issuance of the Shares and arrangements in connection therewith.

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Board of Directors
Host Marriott Corporation
January 30, 2001
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          9.   Certain resolutions of the Board of Directors of the Company adopted at a special meeting of the Board held on November 23, 1998, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect relating to, among other things, the execution of the Rights Agreement.

          10. Certain resolutions of the Board of Directors of the Company adopted at a special meeting of the Board held on December 18, 1998, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect relating to, among other things, approval of the execution of Amendment No. 1 to the Rights Agreement.

          In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have assumed that (i) the Rights Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Rights Agreement, (ii) the Rights Agent has duly authorized, executed and delivered the Rights Agreement, (iii) the Rights Agent is validly existing and in good standing in all necessary jurisdictions, (iv) the Rights Agreement constitutes a valid and binding obligation, enforceable against the Rights Agent in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Rights Agreement and (vi) the Rights will be issued in accordance with the Rights Agreement. In addition, we further have assumed that none of the Shares are issued in violation of the ownership limit contained in the Articles of Incorporation. This opinion letter is given in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions
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Board of Directors
Host Marriott Corporation
January 30, 2001
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contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming that the Shares are issued in accordance with the Partnership Agreement, the Shares will be validly issued, fully paid and nonassessable.

          The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under Maryland law.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                              Very truly yours,

                                              /s/ Hogan & Hartson L.L.P.

                                              HOGAN & HARTSON L.L.P.